Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, effective as of January 1, 2008 (the “Effective Date”), is made by and between Quark Pharmaceuticals, Inc., a California Corporation (the “Company”), and Daniel Zurr (“Executive”).

RECITALS

WHEREAS, Executive is currently employed by the Company under terms and conditions that expired on December 31, 2007;

WHEREAS, the Company seeks to continue to employ Executive; and

WHEREAS, the Company and Executive seek to enter into a new Employment Agreement which shall govern Executive’s employment as of the Effective Date;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, Executive and the Company hereby agree as follows:

1.           Position and Duties.  The Company hereby agrees to employ Executive as Chief Executive Officer or in such other capacity as the Company’s Board of Directors (the “Board”) may from time to time request.  While Executive is employed by the Company, Executive shall devote his full time and best efforts, energies and talents to serving the Company in accordance with this Agreement.  Executive shall not be engaged in any other employment nor engage in any other business activities for any other person, firm or company without the prior written consent of the Company.  Executive shall report to the Board and shall perform the duties, undertake the responsibilities and exercise the authority assigned to him by the Board.  Executive agrees that he shall perform his duties faithfully and efficiently subject to the direction of the Board.

2.           Compensation and Benefits.  Subject to the terms of this Agreement, the Company shall compensate the Executive for his services as follows:

(a)           Base Salary.  Executive shall earn a base salary at an annual rate of US $325,000, subject to applicable tax withholdings and payable on the Company’s regular payroll schedule.

(b)           Standard Company Benefits.  Executive shall be eligible to participate in the Company’s standard employee benefit plans as in effect ‘tom time to time, subject to the terms and conditions of the plans.  These benefits currently include group insurance plans (such as health, life, and disability) and a retirement savings plan.

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(c)           Equity Awards.  The Company has granted Executive certain options to purchase shares of common stock in the Company (the “Existing Options”).  Executive shall also be eligible for additional equity awards from time to time in the future as shall be determined by the Board in its sole discretion, and subject to such vesting, exercisability, and other provisions as the Board may determine in its sole discretion (the “Future Equity Awards”).  Both the Existing Options and the Future Equity Awards shall be governed in all respects by the terms of the applicable equity plan document(s), grant notice(s) and award agreement(s).

(d)           Expenses.  The Company will reimburse Executive for reasonable business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder in accordance with the Company’s established policies (including reimbursement for telephone expenses and business (ravel).  Executive shall furnish the Company with evidence of the incurrence of such expenses in accordance with the Company’s policies on expense reimbursement from time to time.

3.           At-Will Employment.  Executive’s employment with the Company is at will, and may be terminated by either party at any time, with or without Cause (as defined herein) or advance notice.

4.           Severance Benefits.

(a)           Termination Without Cause and/or Resignation For Good Reason.  If Executive’s employment is terminated by the Company without Cause (as defined below), and not due to Executive’s death or disability, or it’ Executive resigns from his employment for Good Reason (as defined below), then (in either ease) the Company shall pay Executive, in one lump sum, twelve (12) months of Executive’s then current base salary (subject to standard payroll deductions and withholdings), with such payment to be made within fifteen days after the effective date of the release referenced in subsection (b) below; provided, however, that if Executive remains a member of the Board following the termination of his employment, or serves as a consultant to the Company following the termination of his employment, then this severance payment shall be offset by any compensation paid to Executive by the Company in connection with such role(s).  Executive shall not be entitled to any other severance benefits from the Company other than those expressly set forth in this paragraph.

(b)           Release.  As a condition to receipt of the severance benefits set forth in subsection (a).  Executive shall be required to provide the Company with an effective general release of any and all known and unknown claims against the Company and its officers, directors, employees, shareholders, parents, subsidiaries, successors, agents, and affiliates in a form acceptable to the Company.  Executive must provide such release within thirty (30) days after Executive’s receipt of such release (but in no event later than February 28 of the year following the year in which the termination occurs).

(c)           Termination For Cause and/or Resignation Without Good Reason.  If the Company terminates Executive’s employment for Cause (as defined below) or Executive resigns from his employment without Good Reason (as defined below), Executive shall not receive any severance benefits from the Company, including (without limitation) those set forth in subsection (a).

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(d)          Cause.  For purposes o f this Agreement, “Cause” shall mean (1) gross negligence or willful failure by Executive to perform his duties, (2) willful misconduct by the Executive that is materially injurious to the Company, monetarily or otherwise, (3) the engaging by Executive in egregious misconduct involving moral turpitude to the extent that his creditability and reputation no longer conforms to the standard of senior executives of the Company, (4) the commission by Executive of an act of dishonesty or breach of trust; or (5) a material breach of this Agreement or any other agreement between Executive and the Company.

(e)          Good Reason.  For purposes of this Agreement, a resignation for “Good Reason” shall mean that Executive has resigned from all positions he then-holds with the Company if:

(1)           one of the following actions has been taken: (i) there is a material reduction in Executive’s compensation, except to the extent the compensation of other similarly situated officers of the Company is similarly reduced, or (ii) the Company materially breaches its obligations under any agreement with Executive;

(2)           Executive provides written notice to the Chairman of the Board within the 60-day period immediately following such reduction or breach;

(3)           such reduction or breach is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice; and

(4)           Executive’s resignation is effective not later than one hundred and twenty (120) days after the expiration of such thirty (30) day cure period.

5.           Proprietary Information Agreement.  Executive shall continue to be bound by the terms and conditions of the Proprietary Information Agreement between Executive and the Company.

6.           Representations and Warranties.

(a)          Executive represents and warrants that: (i) the execution and delivery of this Agreement and the fulfillment of the terms hereof will not constitute a default under or breach of any agreement or other instrument to which he is a party or by which he is bound, including without limitation, any confidentiality or non-competition agreement, and do not require the consent of any person or entity; (ii) he shall not utilize, during his employment with the Company any proprietary information of any of his previous employers.

(b)          Executive shall inform the Company, immediately upon becoming aware of any matter in which he or a member of his immediate family or affiliate has a personal interest or which might create a conflict of interests with his duties to the Company.

7.           Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether, by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

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8.           Notices.  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

To the Company:

Quark Pharmaceuticals, Inc.
6501 Dumbarton Circle
Fremont, California 94555
Attn: Chairman of the Board of Directors

To Executive:

Daniel Zurr, at the most recent address shown in the records of the Company.

9.           Severability.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

10.         Waiver of Breach.  No waiver of any party hereto of a breach of any provision of this Agreement by any other party will operate or be construed as a waiver of any subsequent breach by such other party.  The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

11.         Amendment.  This Agreement may not he amended, modified or canceled other than by a written instrument executed by both Parties, or by their duly authorized representatives.

12.         Survival of Agreement.  Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.

13.         Entire Agreement.  This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements between Executive and the Company relating to the subject matter hereof

14.         Governing Law.  This Agreement shall be governed by the laws of the State of California.  Any proceeding related to or arising out of this Agreement shall be commenced, prosecuted or continued in the State of California.

15.         Acknowledgement by Executive.  Executive represents to the Company that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms.  Executive acknowledges that, prior to assenting to the terms of this Agreement, he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm’s-length with the Company as to the contents.  Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against any party hereto.

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IN WITNESS WHEREOF, the parties execute and deliver this Employment Agreement as of the day and year written below.

QUARK PHARMACEUTICALS, INC.

By:	/s/ Philip B. Simon

Print Name:	Philip B. Simon

Print Title:	Chairman of the Board of Directors

DANIEL ZURR

/s/ D. Zurr

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